February 26, 2008

Securities and Exchange Commission 100 F Street, North East Washington, D.C. 20549

Dear Sirs and Mesdames:

Re: Mantra Venture Group Ltd., registration of 4,565,000 common shares on Form S-1

Please be advised that wehave reached the following conclusions regarding the above offering:

1.

MANTRA VENTURE GROUP LTD. (the "Company") is a duly and legally organized and existing Nevada State corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706, and its principal place of business located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The Articles of Incorporation and corporate registration fees of The Company were submitted to and filed by the Office of the Secretary of State of Nevada on January 2, 2007. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 2,415,000 shares (the “Shares”) of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, we are of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock.

3.

The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the shareholders of the Company upon voluntary or involuntary liquidation of the Company.

4.	By directors’ resolution, the Company has authorized the issuance of up to 2,773,750 shares of common stock pursuant to the exercise of warrants and options, including the

2,150,000 common shares underlying warrants and options to be registered in this Registration Statement.

5.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.00001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance of up to 2,773,750 shares of common stock underlying warrants and options was within the authority of the Company’s directors, and the 2,150,000 common shares underlying those warrants and options to be registered in this Registration Statement, when issued and when sold by the selling shareholders, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form S-1 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS CORPORATE AND SECURITIES LAW

Per:

/s/ Penny Green Penny Green

Barrister, Solicitor & Attorney Member, Washington State Bar Association Member, Law Society of British Columbia